Exhibit 99.1

Essential Properties Announces Second Quarter 2021 Results
- Second Quarter Net Income per Share of $0.20 and AFFO per Share of $0.34 -
- Completed Initial Public Debt Offering of $400 million 2.950% Senior Notes due 2031 -
- Increases 2021 AFFO Guidance to $1.30 to $1.32 per Share -

July 28, 2021

PRINCETON, N.J.--(BUSINESS WIRE)--Essential Properties Realty Trust, Inc. (NYSE: EPRT; “Essential Properties” or the “Company”) today announced operating results for the three and six months ended June 30, 2021.

Second Quarter 2021 Financial and Operating Highlights

Operating Results (compared to Second Quarter 2020):
•Investments (94 properties)	$ Invested	$223.2 million
	Weighted Avg Cash Cap Rate	7.1%
•Net Income per share	Increased by 82%	$0.20
•Funds from Operations ("FFO") per share	Increased by 23%	$0.32
•Core Funds from Operations ("Core FFO") per share	Increased by 30%	$0.35
•Adjusted Funds from Operations ("AFFO") per share	Increased by 26%	$0.34
Equity Activity:
•Equity Raised - Follow-On Offering (April 15, 2021)	$23.50/share	$193.2 million
•Equity Raised - ATM Program	$26.67/share	$15.0 million
Debt Activity:
•Initial Public Debt Offering (June 22, 2021)	10 years; 2.95% coupon	$400.0 million
•Full Retirement of Secured Master Trust Funding Notes	4.19% wtd. avg. coupon	$171.2 million

Year to Date 2021 Financial and Operating Highlights

Operating Results (compared to YTD Second Quarter 2020):
•Investments (168 properties)	$ Invested	$421.0 million
	Weighted Avg Cash Cap Rate	7.1%
•Net Income per share	Increased by 31%	$0.34
•FFO per share	Increased by 11%	$0.62
•Core FFO per share	Increased by 14%	$0.66
•AFFO per share	Increased by 11%	$0.64
Equity Activity:
•Equity Raised - ATM Program	$23.79/share	$79.9 million

Highlights Subsequent to Second Quarter 2021

•Investments (20 properties)	$ Invested	$53.0 million
•Dispositions (9 properties)	$ Gross Proceeds	$6.3 million
Equity Activity:
•Equity Raised - ATM Program	$27.63/share	$7.6 million

CEO Comments

Essential Properties’ President and Chief Executive Officer, Pete Mavoides, said, “During the second quarter and into the third quarter, we saw our operations normalize to pre-pandemic levels with rent collection at 99% in the quarter with July collections essentially at 100%. With just two vacant properties today and an 87% recovery rate on leasing over the trailing 12 months, our portfolio has remained resilient despite the challenges presented by the pandemic. On the external growth front, we invested over $220 million in the quarter, the predominance of which were sale-leaseback transactions with master lease provisions generated through existing relationships. Having recently achieved investment grade issuer ratings from Moody’s and S&P, we reached an important milestone in June with the completion of our inaugural unsecured public bond issuance. Coupling these strong second quarter results with a robust investment pipeline, we are raising our 2021 AFFO guidance range to $1.30 to $1.32 per share.”

Portfolio Update
Investments
The Company’s investment activity during the three and six months ended June 30, 2021 is summarized as follows:

	Quarter Ended June 30, 2021	Year to Date June 30, 2021
Investments:
$ Invested	$223.2 million	$421.0 million
# of Properties	94	168
# of Separate Transactions	34	56
Weighted Average Cash and GAAP Cap Rate	7.1%/7.8%	7.1%/7.8%
WALT	13.5 years	14.7 years
% Sale-Leaseback Transactions	88%	86%
% Subject to Master Lease	83%	81%
% Required Financial Reporting (tenant/guarantor)	100%	100%

Dispositions
The Company’s disposition activity during the three and six months ended June 30, 2021 is summarized as follows:

	Quarter Ended June 30, 2021	Year to Date June 30, 2021
Dispositions:
Net Proceeds	$19.6 million	$44.8 million
# of Properties Sold	9	25
Net Gain / (Loss)	$3.7 million	$7.5 million
Weighted Average Cash Cap Rate (excluding vacant properties)	7.1%	7.1%

Portfolio Highlights
The Company’s investment portfolio as of June 30, 2021 is summarized as follows:

Number of properties	1,325
Weighted average lease term	14.0 years
Weighted average rent coverage ratio	3.2x
Number of tenants	281
Number of states	44
Number of industries	17
Weighted average occupancy	99.8%
Total square feet of rentable space	11,509,433
Cash ABR - service-oriented or experience-based	94.8%
Cash ABR - properties subject to master lease	59.5%

Leverage and Balance Sheet and Liquidity
The Company's leverage, balance sheet and liquidity are summarized in the following table.

June 30, 2021
Leverage:
Net debt to Annualized Adjusted EBITDAre	4.6x

Balance Sheet and Liquidity:
Cash and cash equivalents and restricted cash	$129.7 million
Unused borrowing capacity	$400.0 million
Total available liquidity	$529.7 million

ATM Program:
2020 ATM Program initial availability	$250.0 million
Aggregate gross sales under the 2020 ATM Program	$159.2 million
Availability remaining under the 2020 ATM Program	$90.8 million

Dividend Information

As previously announced, on May 27, 2021 Essential Properties' board of directors declared a cash dividend of $0.25 per share of common stock for the quarter ended June 30, 2021. The dividend was paid on July 15, 2021 to stockholders of record as of the close of business on June 30, 2021.

2021 Guidance

The Company is increasing its expectation that 2021 AFFO per share on a fully diluted basis will be within a range of $1.30 to $1.32, which compares to its prior guidance of $1.24 to $1.28.

Conference Call Information

In conjunction with the release of Essential Properties’ operating results, the Company will host a conference call on Thursday, July 29, 2021 at 11:00 a.m. EDT to discuss the results. To access the conference, dial 877-407-9208

(International: 201-493-6784). A live webcast will also be available in listen-only mode by clicking on the webcast link in the Investor Relations section at www.essentialproperties.com.

A telephone replay of the conference call can also be accessed by calling 844-512-2921 (International: 412-317-6671) and entering the access code: 13721779. The telephone replay will be available through August 12, 2021.

A replay of the conference call webcast will be available on our website approximately two hours after the conclusion of the live broadcast. The webcast replay will be available for 90 days. No access code is required for this replay.

Supplemental Materials

The Company’s Supplemental Operating & Financial Data—Second Quarter Ended June 30, 2021 is available on Essential Properties’ website at investors.essentialproperties.com.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single- tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of June 30, 2021, the Company’s portfolio consisted of 1,325 freestanding net lease properties with a weighted average lease term of 14.0 years and a weighted average rent coverage ratio of 3.2x. In addition, as of June 30, 2021, the Company’s portfolio was 99.8% leased to 281 tenants operating 402 different concepts in 17 industries across 44 states.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. When used in this press release, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and the Company may not be able to realize them. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur as described, or at all.

Additional information concerning factors that could cause actual results to differ materially from these forward-looking statements is contained in the company’s Securities and Exchange Commission (the "Commission”) filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Copies of each filing may be obtained from the Company or the Commission. Such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release.

The results reported in this press release are preliminary and not final. There can be no assurance that these results will not vary from the final results reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 that it will file with the Commission.

Non-GAAP Financial Measures and Certain Definitions

The Company’s reported results are presented in accordance with GAAP. The Company also discloses the following non-GAAP financial measures: FFO, Core FFO, AFFO, earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA further adjusted to exclude gains (or losses) on sales of depreciable property and real estate impairment losses (“EBITDAre”), adjusted EBITDAre, annualized adjusted EBITDAre, net debt, net operating income (“NOI”) and cash NOI (“Cash NOI”). The Company believes these non-GAAP financial measures are industry measures used by analysts and investors to compare the operating performance of REITs.

FFO, Core FFO and AFFO

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO is used by management, and may be useful to investors and analysts, to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains and losses on sales (which are dependent on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions).

The Company computes Core FFO by adjusting FFO, as defined by NAREIT, to exclude certain GAAP income and expense amounts that it believes are infrequent and unusual in nature and/or not related to its core real estate operations. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis.

Core FFO is used by management in evaluating the performance of our core business operations. Items included in calculating FFO that may be excluded in calculating Core FFO include certain transaction related gains, losses, income or expense or other non-core amounts as they occur.

To derive AFFO, the Company modifies its computation of Core FFO to include other adjustments to GAAP net income related to certain items that it believes are not indicative of the Company’s operating performance, including straight-line rental revenue, non-cash interest expense, non-cash compensation expense, other amortization expense, other non-cash charges (including changes to our provision for loan losses following the adoption of ASC 326), capitalized interest expense and transaction costs. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. The Company believes that AFFO is an additional useful supplemental measure for investors to consider when assessing the Company’s operating performance without the distortions created by non-cash items and certain other revenues and expenses.

FFO, Core FFO and AFFO do not include all items of revenue and expense included in net income, they do not represent cash generated from operating activities and they are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. Additionally, our computation of FFO, Core FFO and AFFO may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.

EBITDA and EBITDAre

The Company computes EBITDA as earnings before interest, income taxes and depreciation and amortization. In 2017, NAREIT issued a white paper recommending that companies that report EBITDA also report EBITDAre. The Company computes EBITDAre in accordance with the definition adopted by NAREIT. NAREIT defines EBITDAre as EBITDA (as defined above) excluding gains (or losses) from the sales of depreciable property and real estate impairment losses. The Company presents EBITDA and EBITDAre as they are measures commonly used in its industry and the Company believes that these measures are useful to investors and analysts because they provide supplemental information concerning its operating performance, exclusive of certain non-cash items and other costs. The Company uses EBITDA and EBITDAre as measures of its operating performance and not as measures of liquidity.

EBITDA and EBITDAre do not include all items of revenue and expense included in net income, they do not represent cash generated from operating activities and they are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. Additionally, the Company’s computation of EBITDA and EBITDAre may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.

Net Debt

The Company calculates its net debt as its gross debt (defined as total debt plus net deferred financing costs on its secured borrowings) less cash and cash equivalents and restricted cash available for future investment. The Company believes excluding cash and cash equivalents and restricted cash available for future investment from gross debt, all of which could be used to repay debt, provides an estimate of the net contractual amount of borrowed capital to be repaid, which it believes is a beneficial disclosure to investors and analysts.

NOI and Cash NOI

The Company computes NOI as total revenues less property expenses. NOI excludes all other items of expense and income included in the financial statements in calculating net income or loss. Cash NOI further excludes non-cash items included in total revenues and property expenses, such as straight-line rental revenue and other amortization and non-cash charges. The Company believes NOI and Cash NOI provide useful information because they reflect only those revenue and expense items that are incurred at the property level and present such items on an unlevered basis.

NOI and Cash NOI are not measures of financial performance under GAAP. You should not consider the Company’s NOI and Cash NOI as alternatives to net income or cash flows from operating activities determined in accordance with GAAP. Additionally, the Company’s computation of NOI and Cash NOI may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.

Adjusted EBITDAre / Adjusted NOI / Adjusted Cash NOI

The Company further adjusts EBITDAre, NOI and Cash NOI i) based on an estimate calculated as if all investment and disposition activity that took place during the quarter had occurred on the first day of the quarter, ii) to exclude certain GAAP income and expense amounts that the Company believes are infrequent and unusual in nature and iii) to eliminate the impact of lease termination fees and contingent rental revenue from its tenants which is subject to sales thresholds specified in the lease. The Company then annualizes these estimates for the current quarter by multiplying them by four, which it believes provides a meaningful estimate of the Company’s current run rate for all investments as of the end of the current quarter. You should not unduly rely on these measures, as they are based on assumptions and estimates that may prove to be inaccurate. The Company’s actual reported EBITDAre, NOI and Cash NOI for future periods may be significantly less than these estimates of current run rates.

Cash ABR

Cash ABR means annualized contractually specified cash base rent in effect as of the end of the current quarter for all of the Company’s leases (including those accounted for as direct financing leases) commenced as of that date and annualized cash interest on its mortgage loans receivable as of that date.

Cash Cap Rate

Cash Cap Rate means annualized contractually specified cash base rent for the first full month after investment or disposition divided by the purchase or sale price, as applicable, for the property.

GAAP Cap Rate

GAAP Cap Rate means annualized rental income computed in accordance with GAAP for the first full month after investment divided by the purchase price, as applicable, for the property.

Rent Coverage Ratio

Rent coverage ratio means the ratio of tenant-reported or, when unavailable, management’s estimate based on tenant-reported financial information, annual EBITDA and cash rent attributable to the leased property (or properties, in the case of a master lease) to the annualized base rental obligation as of a specified date.

Disclaimer

Essential Properties Realty Trust, Inc. and the Essential Properties Realty Trust REIT are not affiliated with or sponsored by Griffin Capital Essential Asset Operating Partnership, L.P. or the Griffin Capital Essential Asset REIT, information about which can be obtained at (https://www.gcear.com).

Essential Properties Realty Trust, Inc.
Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
(in thousands, except share and per share data)	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Rental revenue[1,2,3]	$53,150	$36,465	$98,582	$76,007
Interest on loans and direct financing lease receivables	3,879	2,037	6,984	3,976
Other revenue	37	1	52	8
Total revenues	57,066	38,503	105,618	79,991

Expenses:
General and administrative[4]	6,470	6,253	12,901	13,789
Property expenses[5]	1,174	572	2,588	945
Depreciation and amortization	17,184	13,464	32,830	26,476
Provision for impairment of real estate	398	1,486	6,120	1,859
Change in provision for loan losses	(166)	48	(128)	516
Total expenses	25,060	21,823	54,311	43,585
Other operating income:
Gain on dispositions of real estate, net	3,710	1,093	7,498	2,968
Income from operations	35,716	17,773	58,805	39,374
Other (expense)/income:
Loss on repayment of secured borrowings[6]	(4,461)	—	(4,461)	(924)
Interest expense	(7,811)	(7,403)	(15,489)	(14,236)
Interest income	17	144	37	375
Income before income tax expense	23,461	10,514	38,892	24,589
Income tax expense	61	70	117	101
Net income	23,400	10,444	38,775	24,488
Net income attributable to non-controlling interests	(116)	(63)	(196)	(147)
Net income attributable to stockholders	$23,284	$10,381	$38,579	$24,341

Basic weighted-average shares outstanding	116,318,386	91,604,397	111,678,562	90,963,400
Basic net income per share	$0.20	$0.11	$0.34	$0.27

Diluted weighted-average shares outstanding	117,513,344	92,483,898	112,770,501	91,908,098
Diluted net income per share	$0.20	$0.11	$0.34	$0.26
1.Includes contingent rent (based on a percentage of the tenant's gross sales at the leased property) of $62, $56, $231 and $257 for the three and six months ended June 30, 2021 and 2020, respectively.
2.Includes reimbursable income from the Company’s tenants of $399, $347, $852 and $511 for the three and six months ended June 30, 2021 and 2020, respectively.
3.During the three and six months ended June 30, 2021, includes the recognition of $2,061 and $1,044 of cash and straight-line rent receivables, respectively, for previously unaccrued amounts from tenants that were moved from non-accrual to accrual accounting.
4.During the three and six months ended June 30, 2020, includes non-recurring expenses of $441 and $1,093, respectively, for costs and charges incurred in connection with the termination of one of our executive officers and $119 of non-recurring recruiting costs.
5.Includes reimbursable expenses from the Company’s tenants $398, $346, $850 and $511 for the three and six months ended June 30, 2021 and 2020, respectively.
6.Includes a make-whole payment of $2,543 and the write-off of $1,873 of deferred financing costs during the three and six months ended June 30, 2021 and the write-off of $924 of deferred financing costs during the six months ended June 30, 2020.

Essential Properties Realty Trust, Inc.
Consolidated Balance Sheets

(in thousands, expect share and per share amounts)	June 30, 2021	December 31, 2020
	(Unaudited)	(Audited)
ASSETS
Investments:
Real estate investments, at cost:
Land and improvements	$835,542	$741,254
Building and improvements	1,723,811	1,519,665
Lease incentive	13,152	14,297
Construction in progress	4,329	3,908
Intangible lease assets	85,276	80,271
Total real estate investments, at cost	2,662,110	2,359,395
Less: accumulated depreciation and amortization	(165,731)	(136,097)
Total real estate investments, net	2,496,379	2,223,298
Loans and direct financing lease receivables, net	237,648	152,220
Real estate investments held for sale, net	6,349	17,058
Net investments	2,740,376	2,392,576
Cash and cash equivalents	126,465	26,602
Restricted cash	3,212	6,388
Straight-line rent receivable, net	47,739	37,830
Rent receivables, prepaid expenses and other assets, net	30,882	25,406
Total assets	$2,948,674	$2,488,802

LIABILITIES AND EQUITY
Secured borrowings, net of deferred financing costs	$—	$171,007
Unsecured term loans, net of deferred financing costs	626,628	626,272
Senior unsecured notes, net	394,955	—
Revolving credit facility	—	18,000
Intangible lease liabilities, net	10,465	10,168
Dividend payable	29,698	25,703
Derivative liabilities	23,169	38,912
Accrued liabilities and other payables	21,189	16,792
Total liabilities	1,106,104	906,854
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; 150,000,000 authorized; none issued and outstanding as of June 30, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value; 500,000,000 authorized; 117,982,993 and 106,361,524 issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	1,181	1,064
Additional paid-in capital	1,955,450	1,688,540
Distributions in excess of cumulative earnings	(94,911)	(77,665)
Accumulated other comprehensive loss	(26,327)	(37,181)
Total stockholders' equity	1,835,393	1,574,758
Non-controlling interests	7,177	7,190
Total equity	1,842,570	1,581,948
Total liabilities and equity	$2,948,674	$2,488,802

Essential Properties Realty Trust, Inc.
Reconciliation of Non-GAAP Financial Measures

	Three months ended June 30,		Six months ended June 30,
(unaudited, in thousands except per share amounts)	2021	2020	2021	2020
Net income	$23,400	$10,444	$38,775	$24,488
Depreciation and amortization of real estate	17,158	13,439	32,779	26,427
Provision for impairment of real estate	398	1,486	6,120	1,859
Gain on dispositions of real estate, net	(3,710)	(1,093)	(7,498)	(2,968)
Funds from Operations	37,246	24,276	70,176	49,806
Other non-recurring expenses[1,2]	4,461	560	4,461	2,136
Core Funds from Operations	41,707	24,837	74,637	51,942
Adjustments:
Straight-line rental revenue, net	(5,220)	(2,170)	(8,864)	(5,361)
Non-cash interest expense	417	237	896	771
Non-cash compensation expense	1,856	1,399	3,451	2,690
Other amortization expense	1,315	919	2,420	1,353
Other non-cash charges	(168)	48	(132)	516
Capitalized interest expense	(15)	(65)	(35)	(160)
Transaction costs	—	42	—	109
Adjusted Funds from Operations	$39,892	$25,247	$72,373	$51,861

Net income per share[3]:
Basic	$0.20	$0.11	$0.34	$0.27
Diluted	$0.20	$0.11	$0.34	$0.26
FFO per share[3]:
Basic	$0.32	$0.26	$0.60	$0.54
Diluted	$0.32	$0.26	$0.60	$0.54
Core FFO per share[3]:
Basic	$0.35	$0.27	$0.64	$0.57
Diluted	$0.35	$0.27	$0.64	$0.56
AFFO per share[3]:
Basic	$0.34	$0.27	$0.62	$0.57
Diluted	$0.34	$0.27	$0.62	$0.56
1.During the three and six months ended June 30, 2021, includes a make-whole payment of $2,543 and the write-off of $1,873 of deferred financing costs.
2.Includes non-recurring expenses of $441 and $1,093 for accruals of severance payments and acceleration of non-cash compensation expense in connection with the termination of an executive officers during the three and six months ended June 30, 2020, respectively, $119 of non-recurring recruiting costs during the three and six months ended June 30, 2020 and our $924 loss on repayment of secured borrowings during the six months ended June 30, 2020.
3.Calculations exclude $68, $77, $187 and $207 from the numerator for the three and six months ended June 30, 2021 and 2020, respectively, related to dividends paid on unvested restricted share awards and restricted share units.

Essential Properties Realty Trust, Inc.
Reconciliation of Non-GAAP Financial Measures

(in thousands)	Three months ended June 30, 2021
Net income	$23,400
Depreciation and amortization	17,184
Interest expense	7,811
Interest income	(17)
Income tax expense	61
EBITDA	48,439
Provision for impairment of real estate	398
Gain on dispositions of real estate, net	(3,710)
EBITDAre	45,127
Adjustment for current quarter re-leasing, acquisition and disposition activity[1]	2,945
Adjustment to exclude other non-recurring activity[2]	1,191
Adjusted EBITDAre - Current Estimated Run Rate	49,263
General and administrative	6,470
Adjusted net operating income ("NOI")	55,733
Straight-line rental revenue, net[1]	(4,090)
Other amortization expense[3]	244
Adjusted Cash NOI	$51,887

Annualized EBITDAre	$180,508
Annualized Adjusted EBITDAre	$197,052
Annualized Adjusted NOI	$222,932
Annualized Adjusted Cash NOI	$207,548
1.These adjustments are made to reflect EBITDAre, NOI and Cash NOI as if all re-leasing activity, investments in and dispositions of real estate made during the three months ended June 30, 2021 had occurred on April 1, 2021.
2.Adjustment includes $4,461 of non-core expenses added back to compute Core FFO, offset by $3,105 of cash and straight-line rent receivables from tenants moved from non-accrual to accrual accounting that was previously unaccrued and the $166 adjustment to our provision for loan loss.
3.Adjustment excludes $1,071 of non-recurring amortization expense recorded upon lease termination.

Essential Properties Realty Trust, Inc.
Reconciliation of Non-GAAP Financial Measures

(dollars in thousands, except share and per share amounts)	June 30, 2021

Total secured debt	$—

Unsecured debt:
$200mm term loan	200,000
$430mm term loan	430,000
Senior Unsecured Notes	400,000
Revolving credit facility[1]	—
Total unsecured debt	1,030,000
Gross debt	1,030,000
Less: cash & cash equivalents	(126,465)
Less: restricted cash available for future investment	(3,212)
Net debt	900,323

Equity:
Preferred stock	—
Common stock & OP units (118,536,840 shares @ $27.04/share as of 6/30/21)[2]	3,205,236
Total equity	3,205,236
Total enterprise value ("TEV")	$4,105,559

Net Debt / TEV	21.9%
Net Debt / Annualized Adjusted EBITDAre	4.6x
1.The Company’s revolving credit facility provides a maximum aggregate initial original principal amount of up to $400 million and includes an accordion feature to increase, subject to certain conditions, the maximum availability of the facility by up to $200 million.
2.Common equity & units as of June 30, 2021, based on 117,982,993 common shares outstanding (including unvested restricted share awards) and 553,847 OP units held by non-controlling interests.

Investor/Media:

Essential Properties Realty Trust, Inc.
Daniel Donlan, Senior Vice President, Capital Markets
609-436-0619
info@essentialproperties.com

Source: Essential Properties Realty Trust, Inc.